Exhibit 10.18

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of December 1, 2003 (the “Effective Date”) by and between Ivan Bergstein, M.D., an individual residing at 28 Arleigh Road, Great Neck, New York 11021 (“Licensor”), and Stemline Therapeutics, Inc., a Delaware corporation with a place of business at 1675 York Avenue, Suite 30-E, New York, NY 10128 (“Licensee”).  Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1           “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity which directly controls or is controlled by or is under common control with a Party to this Agreement.  For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2           “BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Field.

1.3           “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.  For purposes of this Section 1.3, Licensor shall not be deemed in any event to have any knowledge of or independently developed information disclosed by Licensee to Licensor.

1.4           “Development” and “Develop” shall mean, with respect to any Licensed Product, all activities with respect to such Licensed Product relating to research and development seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Licensed Field in the Territory, including without limitation, all pre-clinical research and development activities, all human clinical studies, all activities relating to developing the ability to manufacture any Licensed Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority.

1.5           “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any IND, BLA, NDA or MAA filed with the FDA or any Foreign Regulatory Authority, and (b) any equivalent application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.

1.6           “Fair Market Value” of publicly traded shares of common stock or any other class of capital stock or other security of the Company, on any date specified herein, shall mean (a) the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case (i) as reported on the New York Stock Exchange Composite Tape, or (ii) if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or (iii) if not then listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System; or (b) if such security is not quoted on such National Market System, (i) the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ, or (ii) if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company (or a committee or designee thereof); or (c) if Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors of the Company (or a committee or designee thereof) as of a date which is within thirty (30) days after the date as of which the determination is to be made.

1.7           “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country.

1.8           “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.9           “Foreign Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.10         “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.11         “Improvements” shall mean any enhancement, invention or discovery created by Licensor during the License Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology to the extent covered by or under the Licensed Patent Rights or Licensed Technology.

1.12         “Indemnitees” and “Indemnifying Party” shall mean a Party, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.13         “Licensed Field” shall mean all uses in all fields relating to the prevention, diagnosis or treatment of cancer in humans.

1.14         “Licensed Patent Rights” shall mean any of the patents and patent applications described in Schedule A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.15         “Licensed Product” shall mean (a) any product the manufacture, use, sale of which would, absent the license granted to Licensee hereunder, infringe any Valid Claim included in the Licensed Patent Rights or (b) any product developed in whole or in part through the use of a process which is covered by a Valid Claim included in the Licensed Patent Rights.

1.16         “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, provided to Licensee by Licensor hereunder that (a) is related to any patent or patent application included in the Licensed Patent Rights, (b) is necessary or useful for Licensee to practice the license granted to it hereunder and (c) constitutes and continues to constitute Confidential Information of Licensor.

1.17         “License Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by-product basis until the last to expire of the Licensed Patent Rights covering the Licensed Product.

1.18         “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular indication within the Field.

1.19         “Major Market Indication” shall mean cancers of the lung, breast, prostate, colon, pancreas, and leukemia, lymphoma as well as other cancer types, each having incidences in the United States of at least 10,000 new cases per year which the Licensed Product could reasonably be taken in connection therewith (but not as a substitute for another Licensed Product).  The determination of whether or not there is a Major Market Indication will be made in good faith by Licensee’s Board of Directors.

1.20         “NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Licensed Field.

1.21         “Net Sales” shall mean the gross invoiced sales price for all Licensed Products sold by Licensee, its Affiliates to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its Affiliates during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a)           trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b)           credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c)           any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d)           any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and

(e)           any import or export duties or their equivalent borne by the seller.

“Net Sales” shall not include sales or transfers between Licensee and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee. Notwithstanding anything contained herein which may be to the contrary, utilization of a Licensed Product to make another Licensed Product is not considered a sale.

1.22         “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any BLA, NDA, MAA or other Drug Approval Application.

1.23         “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.24         INTENTIONALLY OMITTED.

1.25         “Sublicensee Revenues” shall have the meaning set forth in Section 4.2.2.

1.26         “Sufficient Funds” shall mean for any fiscal quarter or other period, the positive amount, if any, required to make any particular license or royalty payment obtained by calculating net income (or loss) of the Licensee determined in accordance with GAAP for such period, adjusted, without duplication, by adding (x) depreciation, amortization and other non-cash charges to the extent deducted in determining net income and deducting (y) (i) the current portion of indebtedness of the Licensee, (ii) prepaid expenses and other cash expenditures to the extent not deducted in determining net income or loss, (iii) reserves required in order not to be in violation of any negative covenants of Licensee and (iv) reasonable reserves for working capital and contingent liabilities as determined by the Licensee’s Board of Directors.

1.27         “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.28         “Term” shall mean the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

1.29         “Territory” shall mean all countries and jurisdictions of the world.

1.30         “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective Affiliates.

1.31         “Valid Claim” shall mean a claim in an issued, unexpired patent or a pending US or foreign patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, or abandoned by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2.             GRANT OF RIGHTS

2.1           License to Licensee.

2.1.1        Grant of License.  Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.2 of the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements, to Develop, have Developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Licensed Field, subject to the terms and conditions of this Agreement.  No ownership rights in any of the Licensed Patents or Licensed Technology are being transferred by this License Agreement.

2.1.2        Right to Sublicense.  Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section 2; provided, however, that (a) Licensor shall be notified of any and all potential sublicenses, (b) any and all sublicenses shall be consistent with the terms and conditions of this Agreement, and (c) Licensee shall remain obligated for the payment to Licensor of all of its payment obligations hereunder, including, without limitation, the payment of any royalties described in Section 4 hereof; provided, however, that Licensee is responsible for royalties due by Sublicensee to Licensor only to the extent Licensee receives payment thereof from Sublicensee.

3.             DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1           Commercialization.

3.1.1        Responsibility.  From and after the Effective Date, Licensee shall have full control and authority over the Development and commercialization of Licensed Products in the Licensed Field in the Territory, including without limitation, (a) all pre-clinical Development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials (including all clinical studies, (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals).  Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Licensee.  All activities relating to Development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2        Diligence.  Licensee will exercise commercially reasonable efforts and diligence in developing and commercializing Licensed Products and in undertaking investigations and actions required to obtain Regulatory Approvals necessary to market Licensed Products in the Licensed Field in the Territory, such reasonable efforts and diligence to be in accordance with the efforts and resources Licensee would use for a product candidate owned by it or to which it has rights, which is of similar market potential as the applicable Licensed Product, taking into account the financial wherewithal of Licensee, the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.  In the event that Licensee fails to use due diligence as required hereunder at a time Licensor is not an Affiliate of Licensee, then on a Licensed Product-by-Licensed Product and country-by-country basis as to the Licensed Product in the country in which Licensee has failed to use due diligence as required hereunder, Licensor may, in its sole discretion (a) terminate the licenses granted under Section 2 of this Agreement for breach under Section 9.2 below (including the notice and cure provisions therein) or (b) convert the licenses granted under Section 2 of this Agreement from exclusive licenses to non-exclusive licenses, in either case only as such licenses apply to such Licensed Product in such country, which termination or conversion, as the case may be, shall be effective upon expiration of the cure period specified in Section 9.2 below provided that such failure remains uncured upon such expiration.  Licensor acknowledges and agrees that Licensee may develop one Licensed Product at a time.

3.2           Updates and Reports.

3.2.1        Updates and Reports.  Except for the period Licensor is an Affiliate of Licensee, Licensee shall provide Licensor with brief written reports no less frequently than annually during the License Term (commencing with the first anniversary of the Effective Date) summarizing Licensee’s efforts to Develop and commercialize Licensed Products hereunder.  In addition, Licensee shall provide Licensor with prompt written notice of the occurrence of the First Commercial Sale of any Licensed Product in any country.  All reports, updates, and other information provided by one Party to the other Party under this Agreement (including under this Section 3), shall be considered Confidential Information of the Disclosing Party, subject to the terms of Section 5 hereof.

3.3           Non-exclusive License.

3.3.1        If Licensor is no longer an Affiliate of Licensee and no IND has been filed as of three (3) years from the Effective Date, Licensor shall have the option of converting the license grant to a non-exclusive license.  If Licensor elects to exercise such option, Licensor shall send written notice to Licensee.  If Licensee does not file an IND within sixty (60) days of such notice, the license grant shall convert to a non-exclusive license

4.             PAYMENTS AND ROYALTIES

4.1           License Fee.  In consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees to reimburse Licensor up to One Hundred Thousand Dollars ($100,000) for costs expended for legal fees and patent filing fees relating to the Licensed Patent Rights.  This amount shall be payable by Licensor upon execution of this Agreement or at any time up to and including the date of commencement of Licensor’s next financing round.

4.2           Payment of Royalties; Royalty Rates; Minimum Royalties

4.2.1        Royalty Payments.  In further consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing for the duration of the License Term in such country, Licensee shall pay to Licensor a royalty equal to one and a half percent (1.5%) of Net Sales of any Licensed Product sold by Licensee and/or its Sublicensees in such country in the Territory; provided, however, that Licensee is responsible for royalties due by Sublicensee to Licensor only to the extent Licensee receives payment thereof from Sublicensee.  In computing Net sales of a Sublicensee, Sublicensee is not entitled to reduce gross income by any payment it makes to Licensee.

4.2.2        Sublicense Income.  INTENTIONALLY OMITTED.

4.2.3        Third Party Royalty Offset.  Without limiting Licensee’s rights under Section 8.1.2 hereof, in the event that in any royalty period, Licensee, in order to exploit the license granted to it under Section 2.1 of this Agreement in any country, actually makes royalty payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to an issued patent or patents, in the absence of which the Licensed Product could not legally be used or sold in such country, then Licensee shall have the right to reduce the royalties otherwise due to Licensor pursuant to Section 4.2.1 above for such Licensed Product by fifty percent (50%) of such Third Party Payments; provided, however, such reductions shall in no event reduce such royalty for such Licensed Product in any such country to less than twenty-five percent (25%) of the rates otherwise specified above.

4.2.4        One Royalty.  Only one royalty, calculated at the highest applicable royalty rate under this Section 4, shall be payable to Licensor hereunder for each sale of a Licensed Product.

4.3           Milestone Payments.

4.3.1        Payment.  In further consideration of the grant of the license by Licensor hereunder and subject to the other terms and conditions of this Agreement, Licensee shall make the following payments to Licensor within sixty (60) days of the initial occurrence of each of the following events by Licensee or its Affiliates or Sublicensees:

Milestone	Payment

Regulatory Approval for a Licensed Product for each Major Market Indication in the United States; provided, however, that there shall not be deemed to be more than two Licensed Products per form of cancer.

As determined by the Licensee’s Board of Directors, either (i) Shares of Common Stock having a Fair Market Value of Two Million Dollars ($2,000,000), but in no event more than two percent (2%) of the then issued and outstanding stock of Licensee, determined on a fully-diluted basis or (ii) in cash, without regard to any Sufficient Funds limitation.

4.3.2        Determination that Payments are Due.  Licensee shall promptly (and in any event within ten (10) business days) provide Licensor with written notice upon its achievement of each of the milestones set forth in Section 4.3.1.

4.3.3        Piggyback Registration Right.  In the event that the Licensee proposes to register any of its securities other than in connection with its initial public offering or a registration on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Licensee shall use its commercially reasonable efforts to cause all such Shares issued as a milestone payment to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that, the number of such shares included in such registration may be reduced to the extent that the Licensee is advised that the inclusion of all shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the shares proposed to be registered by the Licensee.  Any Shares will also be subject to any other conditions and restrictions placed by Licensee or its underwriter on other Shares of Ivan Bergstein or his assigns.

4.4           Payment Terms.

4.4.1        Payment of Royalties.  Unless otherwise expressly provided, if Licensee has Sufficient Funds, Licensee shall make any license or royalty payments owed to Licensor hereunder in arrears, within sixty (60) days from the end of each quarter in which such payment accrues.  If Licensee does not have Sufficient Funds, payment may be deferred, interest free, until such time that Licensee does have Sufficient Funds.  For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Patent is shipped or (b) on the date paid.  Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.4; and the royalties payable in United States Dollars.

4.4.2        Overdue Royalties.  Any payments not paid within the time period set forth in this Section 4 shall bear interest at a rate of one percent (1%) per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments.  Such royalty payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.4.3        Accounting.  All payments hereunder shall be made in the United States in United States dollars.  Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.4.4        Tax Withholding Restrictions on Payment.  All payments hereunder shall be subject to any withholding of taxes required under applicable law.  Licensee shall notify Licensor when it becomes aware of its requirement to withhold and assist Licensor to the extent reasonably possible in avoiding same.  Within thirty (30) days after the date of any payment of taxes, Licensee shall furnish to Licensor the original or certified copy of a receipt evidencing payment of taxes.

4.5           Records Retention; Review.

4.5.1        Royalties.  Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.5.2        Review.  Subject to the other terms of this Section 4.5.2, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 4.5.  In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.5.  Results of any such review shall be binding on both Parties absent manifest error.  Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Section 4.5 as Confidential Information of the other Party subject to the terms of Section 5.  If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review.

4.5.3                        Other Parties.  Licensee shall include in any agreement with its Affiliates or Sublicensees terms requiring such party to retain records as required in this Section 4.5 and to permit Licensor to inspect such records as required by this Section 4.5.

5.                                       TREATMENT OF CONFIDENTIAL INFORMATION

5.1                                 Confidential Obligations.  Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information.  Licensor and Licensee each agree that during the License Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party.  Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder.  Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2                                 Limited Disclosure and Use.  Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.  Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement.  Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care.  Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided, however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3                                 Publicity.  Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential.  In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.  The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication.  Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4                                 Use of Name.  Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6.                                       PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1                                 Patent Filing, Prosecution and Maintenance.  Subject to the other terms of this Section 6.1, Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel reasonably acceptable to Licensor, all Licensed Patent Rights.  Licensee (i) will provide Licensor with a copy of any proposed patent application within the Licensed Patent Rights and relevant to the Licensed Field for review and comment reasonably in advance of filing and (ii) will keep Licensor reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing Licensor with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing Licensor, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensor has a reasonable opportunity to review and comment.  If Licensee shall elect not to pay or continue to pay the costs for any Licensed Patent Right, Licensee shall so notify Licensor and Licensee shall be relieved of the obligation to pay any additional costs regarding such Licensed Patent Right incurred thirty (30) days after the receipt of such notice by Licensor.  Such U.S. or foreign patent application or patent shall thereupon cease to be a Licensed Patent Right hereunder and Licensor shall be free to license its rights to that particular Patent Right to any other party on any terms.

6.2                                 Notice of Infringement.  If, during the License Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.3                                 Infringement of Patent Rights.  Licensor shall have the first right (but not the obligation), at his own expense and with legal counsel of i own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Field.  Licensee shall have the right, at its own expense, to be represented in any such action by Licensor by counsel of Licensee’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensor to control the suit as described in the first sentence of this Section 6.3.  If Licensor does not file any action or proceeding against such infringement within six (6) months after the later of (i) Licensor’s notice to Licensee under Section 6.2 above, (ii) Licensee’s notice to Licensor under Section 6.2 above, or (iii) a written request from Licensee to take action with respect to such infringement, then Licensee shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensor, which consent shall not be unreasonably withheld.  Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall applied as follows:

(a)                                  First, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales;

(b)                                 Second, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(c)                                  Third, any amounts remaining shall be allocated as follows:  (i) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, and (ii) if the suit is brought by Licensor, on a fifty-fifty basis.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

6.4                                 Withholding of Payments.  In the event that Licensee shall undertake the enforcement and/or defense of the Licensed Patent Rights by litigation, Licensee may withhold payments of the Royalties and Sublicensee Revenues otherwise payable Licensor hereunder (after any reduction pursuant to Section 4.2.3) after notification of infringement and apply the same toward reimbursement of its expenses, including reasonable attorneys fees, in connection therewith.  In order for such payments to continue to be withheld, Licensee must continuously and diligently pursue such enforcement and/or defense.  Licensor may retain counsel at its expense to represent it in any such suit.

7.                                       REPRESENTATIONS AND WARRANTIES

7.1                                 Licensor Representations.  Licensor represents and warrants to Licensee that:

(a)                                  the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b)                                 this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

(c)                                  Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d)                                 To the best of Licensor’s knowledge, Licensed Patent Rights have been properly filed and prosecuted and Licensor is the sole owner of the Licensed Patent Rights and Licensed Technology;

(e)                                  Without conducting an independent investigation, Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products;

(f)                                    Except as set forth on Schedule 7.1(f) hereto, Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology;

7.2                                 Licensee Representations.  Licensee represents and warrants to Licensor that:

(a)                                  the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b)                                 this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

7.3                                 No Warranties.

7.3.1                        Nothing in this Agreement is or shall be construed as:

(a)                                  a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder;

(b)                                 a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

7.3.2                        Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.                                       INDEMNIFICATION

8.1                                 Indemnification.

8.1.1                        Licensee Indemnity.  Licensee shall indemnify, defend and hold harmless Licensor and his agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the gross negligence or willful misconduct on the part of Licensee or any Affiliate or Sublicensee, in any such case under this Section 8.1.1, except to the extent of Licensor’s responsibility therefor under Section 8.1.2 below.

8.1.2                        Licensor Indemnity.  Subject to Section 8.1.1 above, Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, Licensed Patent Rights infringing on a Third Party’s intellectual property, personal injury and product liability matters, to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the gross negligence or willful misconduct on the part of Licensor.  Licensor’s obligation to indemnify Licensee arising out of Licensor having infringed on the rights of others shall be limited in the event he is not in breach of Section 7.1(d) hereof to amounts owing hereunder accruing after notification of any such infringement as well as relinquishment of any compensation received pursuant to Section 4.3 hereof.  Any such infringement shall not be deemed an Infringement of Patent Rights under Section 6.3.

8.2                                 Indemnification Procedures.  In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.  The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

9.                                       TERM AND TERMINATION

9.1                                 Term; Expiration.  The term of this Agreement (“Term”) shall expire upon the expiration of the last to expire of the Licensed Patent Rights and upon the final payment obligation under Article 4 above by the Licensee.  Upon the expiration of the Term of this Agreement under such circumstances, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology in the Territory.

9.2                                 Termination Rights for Breach.

9.2.1                        Termination for Breach.  Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail.  The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be automatically withdrawn and of no effect.  However, prior to giving any notice of termination for breach, the Parties shall first attempt to resolve any disputes as to the existence of any breach as set forth in Article 10.

9.2.2                        Voluntary Termination.  Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Licensor.

9.3                                 Termination for Bankruptcy.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4                                 Effects of Termination.

9.4.1                        Termination for Licensee Breach.  Upon any termination of this Agreement under Section 9.2.1 or Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically, and Licensor shall be free to license any other party without objection by or compensation to Licensee.  Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement, and (b) Licensee and its Affiliates and Sublicensees shall have the right, for six (6) months or such longer time period (if any) on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement.

9.4.2                        Termination for Licensor Breach.  Upon any termination of this Agreement by Licensee under Section 9.2.1, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section 9.4), exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology in the Territory.

9.5                                 Remedies.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6                                 Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 5, 7, 8, 9, 10 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term.  Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or royalty payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10.                                 DISPUTES

10.1                           Negotiation.  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  Said designated senior officials are as follows:

For Licensee:  Third Party member of Licensee’s Board of Directors who is not directly or indirectly Affiliated with Licensor

For Licensor:  Ivan Bergstein, M.D.

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.2.

10.2                           Arbitration.  Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules.  Any such arbitration shall be held in New York City.  The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New York.  The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.                                 MISCELLANEOUS

11.1                           Notification.  All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,

(ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.  The addresses and other contact information for the parties are as follows:

If to Licensor:	Ivan Bergstein, M.D.
28 Arleigh Road
Great Neck, NY 11021

With a copy to:	Allan A. Fanucci, Esq.
Winston and Strawn
200 Park Avenue
New York, NY 10166-4193

If to Licensee:	Stemline Therapeutics, Inc.
1675 York Avenue, Suite 30-E
New York, NY 10128
ATTENTION: Ivan Bergstein
Tel: (212) 831-1111
Fax: (212) 244-0161

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC
666 Third Avenue
New York, NY I0017
ATTENTION: Joel I. Papernik, Esq.
Tel: (212) 935-3000
Fax: (212) 983-3115

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2                           Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3                           Governing Law.  This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York (excluding its body of law controlling conflicts of law).

11.4                           Limitations.  Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5                           Entire Agreement.  This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof.  No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6         Waiver.  The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7         Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8         Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned, delegated assumed, or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 11.8 shall be void.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9         Force Majeure.  Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party.  In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10       Construction.  The Parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11       Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby.  The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12       Status.  Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13       Section 365(n).  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code.  The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction.  The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.  Such embodiments of the technology shall be delivered to the Licensee not later than:

(a)           the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b)           if not delivered under Section 11.13 above, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.14       Export Compliance.  Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Licensor harmless (in accordance with Section 8) for the consequences of any such violation.

11.15       Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.16       Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

STEMLINE THERAPEUTICS, INC.		IVAN BERGSTEIN, M.D.

By:	/s/ Ivan Bergstein, M.D.	By:	/s/ Ivan Bergstein, M.D.

Title:	Chief Executive Officer, President	Title:

Schedule A

Licensed Patent Rights

Patent or Application No.	Filing Date/ Issue Date	Title
US 6,004,528	9/18/97/ 12/21/99	Methods of cancer diagnosis and therapy targeted against the cancer stemline
USSN 09/468,286	12/20/99	Methods of cancer diagnosis and therapy targeted against the cancer stemline
USSN 60/300,389	6/22/01	Novel Method of Regenerative and Cancer Therapy
USSN 10/177,886	6/21/02	Methods of Manipulation of the Fate of Cells
PCT/US03/09221	3/26/03	Manipulation of the Fate of Cells

Schedule 7.1(f)

6,733,743 (Issued)

Inventor:  Jordan, Craig (University of Kentucky)

Title:  Methods to impair hematologic cancer progenitor cells and compounds related thereto

Issued:  May 11, 2004

Stemline is in the process of negotiating an exclusive license to this patent.

20020119565 (pending)

Inventor:  Clarke, Michael F., et al. (University of Michigan)

Title:  Isolation and use of solid tumor stem cells

Submitted:  August 29, 2002

Stemline will further review and monitor this application to determine whether or not any action may be necessary.